UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant ☐
Filed by a party other than the registrant ☒
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under §240.14a-12

Walter Energy, Inc.
(Name of Registrant as Specified in Its Charter)

Audley European Opportunities Fund Ltd.
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒           No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

☐           Fee paid previously with preliminary materials.

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On April 25, 2013, Audley Capital Advisors LLP issued the following press release:

AUDLEY CAPITAL ISSUES STATEMENT REGARDING WALTER ENERGY ANNUAL MEETING

New York, April 25, 2013 – Audley Capital Advisors LLP (including certain related funds and investment vehicles, “Audley Capital”) today issued the following statement in response to the apparent outcome of the election of directors to Walter Energy, Inc.’s (NYSE: WLT) (TSX: WLT) (“Walter Energy” or “the Company”) Board of Directors at the April 25, 2013 Annual Meeting of Stockholders.

Julian Treger, Managing Partner of Audley Capital Advisors, commented, “When we began our efforts, we found in Walter Energy a substantially undervalued company with tremendous unfulfilled potential that we believed lacked important leadership and oversight to effect positive change at the Company.   Consequently, we put forth a slate of sophisticated, creative and dynamic director nominees, each of whom was fully prepared to devote his experience and expertise to maximize value for all company stockholders.”

Mr. Treger continued, “While it appears that this morning’s outcome will not be the one that we had hoped for, we are nonetheless pleased with the result of our efforts.  We believe that our campaign was critically important and highlighted the issues facing the Company, stimulated dialogue with stockholders and has already resulted in some improvements at Walter Energy.  Importantly, our campaign motivated the Board to examine a number of initiatives, including reducing debt and costs and focusing on SG&A, and we look forward to seeing the benefits of those initiatives in the coming months.”

Mr. Treger concluded, “We would like to thank all Walter Energy stockholders who supported our efforts during this proxy solicitation process.  We firmly believe that the Company's prospects have been enhanced by our actions and the changes they will have caused.”

Contacts

Investors:

Audley Capital Advisors LLP
Julian Treger, Managing Partner
+44 20 7529 6900

Okapi Partners LLC
Bruce Goldfarb/Charles Garske/Patrick McHugh
212-297-0720

Media:

Sard Verbinnen & Co
Dan Gagnier/Brian Shiver
212-687-8080